SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2007

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously reported in Xcel Energy’s Form 10-K for the year ended Dec. 31, 2006, in 1998 Northern States Power Company (NSP-Minnesota) filed a complaint in the U.S. Court of Federal Claims (the Court) against the United States, requesting breach of contract damages for the Department of Energy’s failure to begin disposing of spent nuclear fuel from NSP-Minnesota’s Prairie Island and Monticello nuclear generating facilities as required by the Nuclear Waste Policy Act and the contracts between NSP-Minnesota and the Department of Energy.  On July 31, 2001 the Court granted NSP-Minnesota’s motion for partial summary judgment on liability.  A trial on the issue of damages through 2004 commenced on Oct. 24, 2006 and concluded on Dec. 11, 2006.  Post-trial arguments were presented to the Court on May 31, 2007.

On Sept. 26, 2007, the Court awarded NSP-Minnesota  $116.5 million in damages.  The damage award included approximately $43.1 million for the construction and operation of on-site storage facilities; approximately $48.7 million for compliance with legislative mandates; and approximately $24.7 million to cover expenses incurred to develop an off-site private storage facility.  It is uncertain whether the government will appeal this decision.  The specific regulatory treatment related to this award will likely not be known until a final resolution is reached, but any ultimate recovery will benefit NSP-Minnesota’s customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

October 1, 2007